 Exhibit 99.1

Zoom Telephonics Reports 72% Sales Increase for Second Quarter 2017

Boston, MA, July 31, 2017 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communications products, today reported financial results for the second quarter ended June 30, 2017 (“Q2 2017”).

Zoom reported net sales of $6.83 million for Q2 2017, up 71.7% from $3.98 million for the quarter ended June 30, 2016 (“Q2 2016”). The dramatic sales increase was due to growth in sales of Motorola cable modems produced by Zoom’s MTRLC division. This growth was fueled by significant expansion in sales to major US retailers in Q2 2017 compared to both Q2 2016 and Q1 2017, with some of that due to the successful introduction of the highly rated Motorola MB8600 DOCSIS 3.1 cable modem during Q2 2017.

Gross profit was $2.2 million or 32.1% of net sales in Q2 2017, up from $1.2 million or 30.2% of net sales in Q2 2016.  The increase of $1.0 million in gross profit in Q2 2017 was primarily due to increased sales.

Operating expenses were $2.4 million or 35.5% of net sales in Q2 2017, compared to $2.2 million or 54.5% of net sales in Q2 2016. Selling expenses increased $382 thousand to $1.7 million in Q2 2017 due primarily to increases in advertising expenses and Motorola trademark royalty costs. General and administrative expenses decreased $74 thousand to $339 thousand from Q2 2016 to Q2 2017, due primarily to reductions in personnel-related expenses, legal expenses to support Zoom’s pro-retailer policies at the Federal Communications Commission, and expenses associated with moving Zoom’s Boston headquarters location in 2016. Research and development expenses decreased $52 thousand to $402 thousand in Q2 2017 due primarily to lower product certification costs.

Zoom reported a net loss of $269 thousand or $0.02 per share for Q2 2017, compared to a net loss of $972 thousand or $0.07 per share for Q2 2016, primarily due to significant sales and gross profit increases.

Zoom reported net sales of $12.0 million for the first six months of 2017, up 78.8% from $6.7 million in the first six months of 2016 due to growth in Motorola brand cable modem sales. Gross profit increased 93.1% from $2.0 million, or 30.4% of sales, to $3.9 million, or 32.8% of sales, due to the sales increase.

Total operating expenses for the first half of 2017 increased 39.6% to $5.2 million or 43.5% of sales from $3.7 million or 55.7% of sales for the first half of 2016. Selling expenses increased 72.4% from $2.0 million or 30.6% of sales, to $3.5 million or 29.5% of sales, due primarily to increased advertising and Motorola royalty payments for the first six months of 2017. General and administrative expenses declined 12.7% from $882 thousand or 13.2% of sales to $770 thousand or 6.4% of sales, due primarily to lower personnel and legal expenses. Research and development expenses increased 13.5% from $802 thousand or 12.0% of sales to $910 thousand or 7.6% of sales, due primarily to increased certification and outside consultant costs.

Zoom reported a net loss of $1.4 million for the first six months of 2017, down from $1.7 million net loss reported for first six months of 2016.

On June 30, 2017, Zoom had $1.95 million drawn on a $3.0 million line of credit, working capital of $2.3 million, and a current ratio of 1.4.

“We are very pleased with our Motorola brand cable modem sales momentum at US retailers,” stated Frank Manning, Zoom’s President and CEO. “This is due to a number of factors, including strong customer reviews, increased cable modem market share, and the introduction of our first DOCSIS 3.1 cable modem in Q2 2017. We have also successfully introduced our first Motorola brand router and range extender, and the focus now is on increasing sales of these products and on dramatically expanding our local area network product line. We are sampling our USB cell modems, with volume shipments planned for Q3 2017; and we are pleased with the lead referrals we are getting from AT&T. We continue to develop cellular sensors, and we hope to ship our first product in Q4 2017. Overall we’re excited by our growth and prospects, and looking forward to a number of significant new product introductions later this year.”

Conference Call

Zoom has scheduled a conference call for Monday, July 31 at 5:00 p.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 61971693. A slide presentation will accompany management’s remarks and may be accessed five minutes before the conference call at www.zoomtel.com/s2. Shortly after the conference call a recording of the call will be available on Zoom’s website at www.zoomtel.com/r2.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.
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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com

ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
In thousands
  (Unaudited)

	6/30/17	12/31/16

ASSETS

Current assets:

Cash	$495	$180
Accounts receivable, net	2,566	2,498
Inventories, net	5,260	4,927
Prepaid expenses and other	809	652

Total current assets	9,130	8,257

Property and equipment, net	216	176

Other assets	401	589

Total assets	$9,747	$9,022

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$1,951	$1,307
Accounts payable	3,678	2,502
Accrued expenses	1,159	1,052

Total current liabilities	6,788	4,861

Total liabilities	6,788	4,861

Stockholders’ equity:

Common stock and additional paid-in capital	40,196	40,041

Retained earnings (accumulated deficit)	(37,237)	(35,880)

Total stockholders’ equity	2,959	4,161

Total liabilities and stockholders’ equity	$9,747	$9,022

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/17	6/30/16	6/30/17	6/30/16

Net sales	$6,828	$3,977	$11,974	$6,698
Cost of goods sold	4,634	2,776	8,046	4,663

Gross profit	2,194	1,201	3,928	2,035

Operating expenses:
Selling	1,682	1,300	3,528	2,046
General and administrative	339	413	770	882
Research and development	402	455	911	802
Total operating expenses	2,423	2,168	5,209	3,730

Operating profit (loss)	(229)	(967)	(1,281)	(1,695)

Other income (expense), net	(31)	(4)	(67)	(4)

Income (loss) before income taxes	(260)	(971)	(1,348)	(1,699)

Income tax expense (benefit)	9	1	9	1

Net income (loss)	$(269)	$(972)	$(1,357)	$(1,700)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.02)	$(0.07)	$(0.09)	$(0.12)
Diluted Earnings (loss) per share	$(0.02)	$(0.07)	$(0.09)	$(0.12)

Weighted average number of shares outstanding:

Basic	14,817	13,722	14,800	13,661
Diluted	14,817	13,722	14,800	13,661